Exhibit 5.1

May 7, 2026	Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
United States

Tel +1 214 855 8000
Fax +1 214 855 8200
nortonrosefulbright.com

Prairie Operating Co.

55 Waugh Drive, Suite 400

Houston, Texas 77007

Ladies and Gentlemen:

We have acted as counsel to Prairie Operating Co., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), registering the resale of 4,000,000 shares (the “Resale Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), by the selling stockholder identified therein (the “Selling Stockholder”), that are issuable upon the exercise of a warrant (the “Warrant”) to purchase Common Stock issued to the Selling Stockholder.

We also have participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement. The Resale Shares may be offered by the Selling Stockholder as set forth in the Prospectus.

In rendering the opinions set forth below, we have examined and relied upon: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), (iii) the Company’s Amended and Restated Bylaws (the “Bylaws”); (iv) resolutions or consents in lieu of resolutions of the Board of Directors of the Company (the “Board”) relating to the Registration Statement and issuance of the Resale Shares; and (v) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions expressed in this letter. In addition, we reviewed such questions of law as we considered appropriate to enable us to render the opinions expressed in this letter. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records, and other documents and writings, we have made no independent investigation of such facts, and we have relied in certain cases upon certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications.

In connection with rendering the opinions expressed in this letter, we have assumed that:

(i) all information contained in all documents reviewed by us is true and correct;

(ii) all signatures on all documents examined by us are genuine and each individual who signed any of those documents had legal capacity and authority to do so;

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

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(iii) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the authentic originals of those documents and all documents examined by us are duly authorized, executed and delivered by the parties thereto (other than the Company);

(iv) the Certificate of Incorporation and Bylaws will not have been amended in any manner that would affect any legal conclusion set forth in this letter;

(v) the consideration paid for any of the Resale Shares will comply with the Delaware General Corporation Law (the “DGCL”), as applicable, and any successor statute(s);

(vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(vii) the Resale Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement;

(viii) with respect to any Resale Shares to be offered through an agent, underwriter or dealer or to or through a market maker, the form, terms and conditions of a definitive purchase, placement, agency, underwriting or similar agreement with respect to any Resale Shares or, with respect to Resale Shares to be sold by the Selling Stockholder directly to investors in privately negotiated transactions, the form, terms and conditions of such agreement with respect to such Resale Shares will have been duly authorized and validly executed and delivered by the parties thereto;

(ix) the Prospectus identifying the Selling Stockholder will be delivered to any purchaser of the Resale Shares as required in accordance with applicable federal and state securities laws; and

(x) the Resale Shares will have been issued in accordance with the terms of the Warrant and in the manner described in the Registration Statement and the Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Resale Shares issuable upon the exercise of the Warrant have been duly authorized for issuance and, when issued and paid for upon exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.

Our opinion is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity or public policy (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. The opinion expressed above is also subject to possible judicial action giving effect to governmental actions or foreign laws relating to or affecting creditors’ rights.

We express no opinions concerning (a) any provision that relates to severability or separability or purports to require that all amendments, supplements or waivers be in writing; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited to the DGCL (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and applicable federal laws of the United States of America, and we are expressing no opinion as to the applicability or effect of the laws of any other jurisdiction, domestic or foreign.

We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied. Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP